SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8 - K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest event reported): August 21, 2007

BRAVO! BRANDS INC.
(Exact name of registrant as specified in its amended charter)

Delaware	0-20539	62-1681831
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation or organization)	File Number)	Identification No.)

11300 US Highway 1, Suite 400
North Palm Beach, Florida 33408 USA
(Address of principal executive offices)

(561) 625-1411
Registrant's telephone number

(Former name or former address if changed since last report)

Item 1.02

On August 21, 2007, the Company received a notice of termination of its license agreement with Masterfoods USA, a division of Mars, Incorporated, entered into on July 1, 2004. The notice of termination stated non-payment of minimum royalty guarantees and the Company’s financial condition as the basis for termination.

Item 8.01

The Company still is engaged in the process of seeking a third party “stalking horse” in connection with the anticipated necessity of filing for protection under Title 11, Chapter 11 of the United States Bankruptcy Code for a sale of its assets under Chapter 11, Section 363. Absent funding by a fully committed “stalking horse”, the Company anticipates filing for liquidation under Title 11, Chapter 7.

RISK FACTOR: Buying common stock of companies in Chapter 11 bankruptcy is extremely risky and is likely to lead to financial loss. Although a company may emerge from bankruptcy as a viable entity, generally, the creditors and the note holders become the new owners of the shares. In most instances, the company's plan of reorganization will cancel the existing equity shares or will provide for minimal distribution of funds to shareholders. This happens in bankruptcy cases because secured and unsecured creditors are paid from the company's assets before common stockholders. In a Section 363 sale of assets, the company does not continue as a viable entity and the proceeds of the sale of assets are distributed to the creditors in order of their preference, starting with secured creditors. Generally, there are little, if any, funds distributed to existing equity holders.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Bravo! Brands Inc.

Date: August 24, 2007	By:	/s/ Roy D. Toulan, Jr.
Roy D. Toulan, Jr.,
Senior Vice President General Counsel